Exhibit 10.44

                              EMPLOYMENT AGREEMENT

This Agreement, is made effective January 27, 2000, by and between TearDrop Golf Company, ("TEARDROP") a Delaware Corporation, with its principal offices located at 8350 North Lehigh Avenue, Morton Grove, Illinois, and Mr. ANDREW M. KAIREY individual, ("EMPLOYEE") with his current address being 25737 Simpson Place, Calabasas, California 91302:

                                   WITNESSETH

WHEREAS, EMPLOYEE shall be employed by TEARDROP as President and Chief Operating Officer of TearDrop Golf Company, for a period of three years from the date of execution of this document.

WHEREAS, TEARDROP has determined that it is in the best interest of TEARDROP to obtain the services of EMPLOYEE in order to better assure the continued success of TEARDROP, and;

WHEREAS, TEARDROP desires to insure, to the extent feasible, that for a time certain from the date hereof, EMPLOYEE will be given the opportunity to continue in the employ of TEARDROP for the mutual benefit of the parties hereto.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties have agreed and do hereby agree as follows:

      1. Term: TEARDROP hereby agrees to employ EMPLOYEE, and EMPLOYEE hereby agrees to be employed by TEARDROP as President of TearDrop Golf Corporation, from January 27, 2000, through December 31, 2002. EMPLOYEE shall give his best efforts to carry out his duties in an efficient, timely and workman like manner and in the continuing best interest if TEARDROP. Additionally, EMPLOYEE shall be awarded a seat on TEARDROP'S Board of Directors (Details to be determined by EMPLOYEE and The Board in another document).

      2. Compensation: TEARDROP shall compensate EMPLOYEE during the term hereof as follows:

            a) Annual Salary: Year 2000 - Salary shall be based on an annual salary of Two Hundred Twenty-Five Thousand Dollars ($225,000), beginning January 27, 2000; Year 2001 - Two Hundred Fifty


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                  Thousand Dollars ($250,000); and Year 2002 - Two Hundred
                  Seventy Five Thousand Dollars ($275,000);
            b) Bonus: The current bonus program shall be used for the year 2000 and subsequent changes may be made to the bonus program in subsequent years of this Agreement. Said program, with respect to EMPLOYEE, shall be targeted at Fifty Percent (50%) of EMPLOYEE'S base salary and will be prorated upwards or downwards depending on the actual results when measured against the established targets. The program shall be determined by the executive management team and attached to this Agreement and incorporated herein as Exhibit A.
            c) Medical Insuruance/401K Benefits: EMPLOYEE shall be entitled to the same medical and 401K benefits that current President and CEO is entitled to and shall have the option to defer medical/health insurance until his current benefits from his previous employer have expired (TearDrop shall contribute to payment of EMPLOYEE'S medical/health insurance if EMPLOYEE chooses to maintain his current insurance coverage in an amount equal to that amount which TearDrop would contribute if EMPLOYEE chose coverage under TearDrop's plan);
            d) Stock Options: EMPLOYEE shall receive One Hundred Thousand Stock Options at the option price of Two Dollars and Twenty-Five Cents ($2.25), which was the price of the stock at the close of the market on January 27, 2000, the date EMPLOYEE began working for TearDrop. The options shall vest in favor of EMPLOYEE in equal 1/3 installments at the end of each calendar year during the term of this Agreement. Additionally, EMPLOYEE shall be eligible to receive additional stock options annually, if approved by the board of directors;
            e)    Automobile: EMPLOYEE shall receive a One Thousand Dollar per month automobile allowance, plus automobile insurance;
            f)    Country Club Allowance: An annual allowance of up to Twenty
                  Thousand Dollars ($20,000) per year for actual expenses shall be given to EMPLOYEE each year during the term of this Agreement (however, TearDrop shall not contribute any funds for EMPLOYEE'S initiation or entry fee); and
            g) Relocation Package: EMPLOYEE shall be reimbursed for all moving expenses incurred in moving all of the contents of EMPLOYEE'S home from California to Illinois. Estimates of said moving expenses are from $15,000 to $20,000. A three bid process shall be undertaken at the time of the move to determine the most efficient and well equipped company to handle the move. Additionally, EMPLOYEE shall be awarded Fifteen Thousand (15000) Vested Stock Options at the option price of Two Dollars and Twenty-Five Cents ($2.25), in order to assist EMPLOYEE with closing costs on his home.


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      3.    Performance: During the term of employment under this Agreement,
            EMPLOYEE will devote his entire time during reasonable business hours to the performance of his duties hereunder (reasonable sick leave and vacations excluded).

      4.    Employment Termination:

            a) In the event EMPLOYEE'S employment with TEARDROP is terminated due to his death, incapacity, disability, retirement, and/or EMPLOYEE is discharged for "good cause", (which for the purposes of this Agreement, shall mean substantial or repeated failure to meet minimum job standards, willful misconduct, serious negligence, and/or acts or omissions harmful to TEARDROP), or EMPLOYEE voluntarily leaves employment without cause, EMPLOYEE shall immediately tender the resignation of his seat on TEARDROP'S Board of Directors, to the Board.
            b) Additionally, In the event EMPLOYEE'S employment with TEARDROP is terminated for any of the reasons stated in paragraph a) above, EMPLOYEE waives any and all rights to the severance benefits contained herein.

      5. Severance Pay: TEARDROP shall pay to EMPLOYEE, as severance and as consideration for EMPLOYEE'S agreement not to compete with TEARDROP, beginning promptly after termination, except if Paragraph 4 (a) applies, the following: (1) six months salary equal to EMPLOYEE'S current salary, paid to EMPLOYEE by TEARDROP during regular pay periods throughout the calendar year following termination. If EMPLOYEE is terminated during the 2002 contract year, EMPLOYEE shall receive the remainder of his annual salary as severance and as consideration for his non-compete agreement. The amount of any payment provided for herein shall not be reduced in any manner as the result of EMPLOYEE obtaining other employment after termination. Also, payments hereunder that would be included in a determination of any "Excess Parachute Payments" as defined under IRS Code Section 280G, shall not exceed three (3) times the "base amount" as defined therein, to thereby enable TEARDROP and any such participant to avoid triggering any of the special tax disincentives related to any such Excess Parachute Payments as therein described.

      6. Insolvency: insolvency, EMPLOYEE shall remain entitled to severance compensation as determined by the Bankruptcy Court. If Company is purchased by another entity out of Bankruptcy, this Agreement shall remain in force, and purchasing entity shall be bound by the terms and conditions stated herein.


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      7.    Competitive Employment: During the term of EMPLOYEE'S employment hereunder, and for one year after termination of EMPLOYEE'S employment, EMPLOYEE agrees that he shall not become employed by any third party in North America which directly competes with TEARDROP. The severance provision of this Agreement shall be consideration for this non-compete. In the event EMPLOYEE is terminated for cause and company chooses to enforce this provision, EMPLOYEE shall receive six (6) months salary as consideration for his agreement not to compete. This provision shall not apply if EMPLOYEE is constructively discharged due to the company's insolvency.

      8. Severability: The provisions of this Agreement shall be severable and in the event that any provision is hereafter determined to be inconsistent with the law, or is found by any court or be invalid or unenforceable, the unlawful portion shall be void and of no effect and the invalidity of such provision shall not affect the other provisions of this Agreement, and all provisions not affected shall remain in full force and effect.

      9. Applicable Law: The laws of the State of Illinois shall govern this Agreement and both parties shall be bound by all applicable State and Federal Laws.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the effective date set forth herein.

      TEARDROP GOLF COMPANY


      By:/s/ Rudy Slucker                       /s/ Andrew Kairey
         --------------------------             --------------------------
            Rudy Slucker                        EMPLOYEE
            President and CEO                   Andrew Kairey

      Date: January 27, 2000                    Date: January 27, 2000


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